FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES RECORD RESULTS FOR 2012

San Antonio, Texas (April 11, 2013) – EnerJex Resources, Inc. (OTCMarkets: ENRJ) (“EnerJex” or the “Company”), a domestic onshore oil company, announced today that it has filed its SEC Form 10-K detailing the Company’s results of operations for 2012.

Reserve Report Highlights:

A summary of EnerJex’s 2012 reserve report is included in its 10-K filing which reflects the following:

▪	Record total proved reserves of 2.93 million barrels of oil (“MMbbl”), an 8% increase compared to the prior year.

▪	Record proved developed producing reserves of 1.55 MMbbl, a 164% increase compared to the prior year.

▪	Record total proved PV-10 value (present value of pre-tax future net cash flow discounted at 10% per annum) of $60.8 million, a 14% increase compared to the prior year.

▪	Record proved developed producing PV-10 value of $34.7 million, a 123% increase compared to the prior year.

▪	220% of 2012 oil production was replaced by proved reserve additions.

Financial and Operational Highlights:

Among the milestones reached by EnerJex during 2012, the Company achieved:

▪	Record revenue of $8.5 million, a 30% increase compared to the prior year.

▪	Record net income of $0.7 million compared to a loss of $2.0 million in the prior year.

▪	Record earnings before interest, taxes, depreciation, and amortization (“EBITDA”) of $2.7 million compared to a loss of $0.4 million in the prior year.

▪	Record operating cash flow of $2.3 million compared to a loss of $0.8 million in the prior year.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.451.5546 | WWW.ENERJEXRESOURCES.COM

▪	Record production of 96,842 barrels of oil, a 35% increase compared to the prior year.

▪	Operating expenses of $32.03 per net barrel of oil produced, a 37% improvement compared to the prior year.

Management Comments

EnerJex’s CEO, Robert Watson, Jr., commented, “2012 was an outstanding year for the Company, and I am proud of our team’s accomplishments and thankful for their hard work. EnerJex has an opportunity to rapidly grow in 2013, and management will be focused on increasing the Company’s total proved reserves while maximizing value for stockholders on a per-share basis.”

Commenting further, Mr. Watson stated, “EnerJex is on schedule to achieve during the next month a milestone which will enable the Company to increase the size of its Mississippian Project by approximately 1,000 acres and expose it to a significant amount of new reserve potential in 2013. In addition, the Company has identified approximately 400 drilling locations in its Cherokee Project which are not currently booked as reserves. These locations offset or are in close proximity to established oil wells, and I am optimistic that the development of these assets will add a significant amount of new reserves during 2013.”

About EnerJex Resources, Inc.

EnerJex is a domestic onshore oil company with assets located in Eastern Kansas and South Texas. The Company’s primary business is to acquire, develop, explore and produce oil properties onshore in the United States. Additional information is available on EnerJex’s web site at www.enerjexresources.com.

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex’s current expectations or forecasts of future events. The statements in this press release regarding the acquisition of operating assets and related agreements; any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of the above, are forward-looking statements. Such statements involve risks and uncertainties, including but not limited to: whether acquired properties will produce at levels consistent with that of other nearby properties and with management’s expectations; market conditions; the ability of EnerJex to obtain financing for continued drilling; the costs of operations; delays, and any other difficulties related to deploying drilling rigs and producing oil; the ability of EnerJex to integrate newly purchased assets and any newly acquired employees; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the United States Securities and Exchange Commission and our Form 10-Q. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex’s production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.451.5546 | WWW.ENERJEXRESOURCES.COM

GAAP Reconciliation

In addition to revenue and net income determined in accordance with GAAP, we have provided a reconciliation of our EBITDA in this release. EBITDA is a non-GAAP financial measure that we use as a supplemental measure of our performance. EBITDA is not a measurement of our financial performance under GAAP and should be considered as an alternative to revenue, net income, operating income or any other performance measure derived in accordance with GAAP. It should not be assumed that EBITDA is comparable to similarly named figures disclosed by other companies. We define EBITDA as net income before the effects of the items listed in the table below.

	YEAR ENDING
	December 31, 2012	December 31, 2011
Net Income	$741,120	$(2,017,262)
Interest	$302,357	$463,021
Depreciation, Depletion, Amortization	$1,633,467	$1,128,712
Taxes	$0	$0
Adjusted EBITDA	$2,676,944	$(425,529)

Contact

EnerJex Resources, Inc.

Robert Watson, Jr., CEO

Phone: (210) 451-5545

or

Investor Relations

Equity Market Advisors, LLC

Daniel Vernon, EMD Advisor

Phone: (405) 230-1124

Email: dv@equitymarketadvisors.com

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.451.5546 | WWW.ENERJEXRESOURCES.COM